Exhibit (c) (12)

Project Denali

January 15, 2013

[***] indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”). This information has been filed separately with the Securities and Exchange Commission (the

“SEC”).

Preface

This volume contains copies of slides that will be presented by members of The Boston Consulting Group, Inc. (“BCG”), to members of the Board of Directors of “Denali”, and are designed for the sole use of the Board.

At the presentation, the slides will serve as the focus for discussion. They are incomplete without the accompanying oral commentary.

The financial evaluations contained in this presentation are based upon standard methodologies using public and/or confidential data and assumptions derived from the industry insight gained during the strategic options work for the Board of Directors of “Denali”.

Changes in the underlying data or operating assumptions will clearly impact the analyses and conclusions. The Boston Consulting Group does not provide fairness opinions or valuations of market transactions. Our financial evaluations provide a framework for assessing the relative attractiveness of different strategic options.

These materials may not be copied or given to any person or entity (“Third-Parties”) other than the Client without BCG’s prior written consent. Third-Parties may not rely on these materials for any purpose whatsoever. To the fullest extent permitted by law (and except to the extent otherwise agreed in a signed writing by BCG), BCG shall have no liability whatsoever to any Third-Party, and any Third-Party hereby waives any rights and claims it may have at any time against BCG with regard to the services, this presentation or other materials, including the accuracy or completeness thereof. Receipt and review of this document shall be deemed agreement with and consideration for the foregoing.

We have framed the Denali forecast using three groups of inputs – base case, initiatives, and sensitivities

Base case forecast

Management initiatives

Market sensitivities

Denali outlook based on underlying market fundamentals

• Intent to create mid-point forecast (not optimistic or pessimistic)

• Built up using underlying Denali business positions and their market growth rates, Denali share and Denali margins

• Organic view (no M&A economics mixed in)

Significant initiatives identified by management as part of future strategic direction for Denali

• e.g. Productivity cost takeout; Grow in emerging markets (EM)

Initiatives are incremental to base case forecast

Test variables that materially impact the forecast

• e.g. PC market outlook

Each variable was given a corridor of outcomes, enabling sensitivities relative to the base case forecast

Multiple refinements made to value stack since Jan 2

Base case

1 Base case units1 for FY13 restated based on updated PC shipment data from IDC and mgmt

2 Operating income restated from EBIT to EBITA per management convention

3 Technical adjustments on methodology to take EBITA to FCF per collaboration with other advisors

Market sensitivities

4 PC market downside scenario adjusted to reflect fixed Opex with declining sales

5 Tablet margins increased in PC market upside scenario to reflect cost reductions over time

6 New Denali downside scenario adjusted to reflect continued low growth post FY17 (similar adjustment to upside scenario)

1. Primarily value tier units

Jan14, 2013

Financial forecasts lead to range of implied Denali DCF values

		DCF $ / share calculations	
		Low case[3]	High case[4]
Base case forecast	**Base case**		
	• Present value of business CFs	9.7	13.4
	• Cash (after tax)[1,2]	4.3 – 4.9	4.3 – 4.9
	• Debt[1]	(5.2)	(5.2)
	• Long-term investments[1]	1.3- 1.4	1.3- 1.4
	Base case total	**10.1 – 10.8**	**13.8– 14.5**
Management initiatives	1 **Productivity cost takeout:** Realize 25-75% of $3.3B cost out	**2.2– 6.8**	**3.2– 10.0**
	2 **Maintain / grow Core :** Get 0-50% of ~11% share (vs. 6%) in EM in FY17	**0 – 0.6**	**0 – 0.8**
	3 **Sales force effectiveness:** Realize 0-50% of 5% p.a. productivity gain in each of 3 years	**0 – 1.5**	**0 – 2.1**
Market sensitivities	4a **PC market upside**	**1.5**	**3.0**
	4b **PC market downside**	**(1.4)**	**(2.0)**
	5a **New Denali upside:** Revenue CAGR 6.5% (base – 4.5%) till FY'17 vs. FY'28	**0.8**	**1.2 – 2.6**
	5b **New Denali downside:** Revenue CAGR 2.5% (base - 4.5%) till FY'17 vs. FY28	**(0.8)**	**(1.2)– (2.3)**
	6 **Discount rate:** Range from 7.5-9.5% (base case – 8.5%)	**(0.3) – 0.3**	**(0.5) – 0.5**

1. Denali balance sheet as of November 2, 2012 2. Assumes 90% cash and investments are offshore and subject to 25%-35% US taxes on repatriation. 3. TV based on no revaluation vs. the unaffected late 2012 trading multiple (which is 4.5x EBITA) 3. TV based on revaluation upward to reflect the NPV of the TV over FY'17-28 (which calculates out to 7.5x EBITDA)
Note: 1742M diluted shares outstanding as at Nov 02, 2012. Numbers may not foot due to rounding. Discount rate of 8.5% used to calculate present values.
BCG does not provide fairness opinions or valuations of market transactions. Third-Parties may not rely on these materials for any purpose whatsoever.
Source: BCG analysis, Denali Data Room, Industry Publications, Denali 10Q and 10K

4

Refinements and changes to implied Denali DCF values since our last meeting on January 2nd

Previous (Jan 2) / Current (Jan 15)

DCF $ / share calculations

Category	Item	Low case (Previous Jan 2)	Low case (Current Jan 15)	High case (Previous Jan 2)	High case (Current Jan 15)	Detailed adjustments
Base case forecast	Present value of business cash flows	11.8	9.7	15.6	13.4	Market share in 'value' notebooks restated to reflect FY13 actual Working capital cash outflows refined by BU over forecast period[1] • CCC days aligned with management forecast on 1/13 Operating income restated from EBIT to EBITA SBC taken as an expense
Management initiatives	1 Productivity cost takeout	2.6 – 6.9	2.2 – 6.8	3.7 – 10.0	3.2 – 10.0	Minor adjustments to timing of labor and shipping savings
Management initiatives	2 Maintain grow core	1.0	0.6	1.4	0.8	Base case restatement (see above) reduced impact of initiative
Market sensitivities	4a PC upside	1.0	1.5	2.0	3.0	Tablet gross margins revised • Increased from [***]% to [***]% for the upside
Market sensitivities	4b PC downside	(0.8)	(1.4)	(1.0)	(2.0)	Higher premium PC market unit decline rate with fixed Opex • Non-sales Opex considered fixed in the short term • Decline rates reflect last 4Q trend in mature and BRIC markets
Market sensitivities	5a New Denali upside	0.8	0.8	1.2	1.2 – 2.6	DCF value for high case refined to consider post FY'17 growth • Revenues growth at 6.5% CAGR over FY18-27 (vs. base at 4.5%)
Market sensitivities	5b New Denali downside	(0.8)	(0.8)	(1.2)	(1.2) – (2.3)	DCF value for high case refined to consider post FY'17 decline • Revenues decline at 2.5% CAGR over FY18-27 (vs. base at 4.5%)

1. Working capital accounts for DSO, DPO and DIO in EUC, ESG, Services, Software, SnP as per management plan and is adjusted for changes in business mix over forecast period.
Source: BCG analysis, Denali Data Room, Industry Publications, Denali 10Q and 10K

[***] indicates information that has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Exchange Act and has been filed separately with the SEC.

5

Recent developments in the PC market

Denali Share Price ($)

14.4

13.2

12.0

10.8

9.6

8.4

7.2

6.0

IDC & Gartner report slow PC market

• Global PC units down by 8%, anticipating Windows 8

• Global PC revenue down by 10%

• Revenue from value & standard segment of BIC market up by

11%

• US PC revenues down by 15% (down by 7% in value, down by 11% in premium)

Lenovo captures share

• Achieved leading market position (15.7% market share)

• Revenue up by 11%1

ASUS grows in BIC market

• Maintained position as 5th largest in market (7.3% market share)

• Revenue up by 19%1

Denali revenue lower than expected

• Total rev. down by 11%1

• Notebook rev. down by 26%1

• Desktop rev. down by 8%1

• GM down by 17%1

• New Denali drove R&D opex up by 23%1

HP loses share

• Lost top position in PC market to Lenovo, now 15.5% market share

• HP notebook & desktop rev. down by 15%1

W8 did not stimulate PC market as hoped

• PC sales down 21% during first 4 weeks of Win82

• Win 8 captured just 58% of Win computing unit sales in first 4 weeks after launch, vs. 89% for Win 7

Strong tablet sales reinforce concerns for value PC market

• Tablet units up by 54%1

Lenovo reorganizes to separate premium PC business

• Plans to develop products separately

• “Think” brand will open Apple-like stores

Aug

Sep

Oct

Nov

Dec

Jan

Date

1. % change from 3Q2011 to 3Q2012, 2. Compared to same time period of previous year Source: IDC, Jeffries, Gartner, Denali 10-Q, HP 10-Q, Lenovo 10-Q, ASUS 10-Q, NPD group

Base case forecast

Comparison of base case forecast (with/without cost take-out) to 9/21 management plan and analyst reports

Op Inc ($M)

5,500

5,000

4,500

4,000

3,500

3,000

2,500

FY 13 decline driven by falling EUC revenues and margins

Management plan projects significant decline in EUC / ESG opex levels and 6% revenue growth

Analyst estimates consistently more pessimistic than 9/21 mgmt plan

9/21 Management plan

Base case + 75%

productivity cost takeout

Base case + 25%

productivity cost takeout

Cowen

Morgan Stanley

Analyst consensus

Goldman Sachs

Base case forecast

Barclays

FY 12

FY 13

FY 14

FY 15

Note: Analyst consensus current as of Jan 11, 2013